Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)
The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion: Dated December 19, 2024

Pricing Supplement dated December __, 2024 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023, the Underlying Supplement No. 1A dated May 16, 2024 and the Product Supplement No. 1A dated May 16, 2024

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier, Due February 25, 2026 Royal Bank of Canada

Royal Bank of Canada is offering four separate Capped Enhanced Return Buffer Notes (with respect to an offering, the “Notes”), each linked to the performance of a different class of equity securities of a specific company or exchange-traded fund (with respect to an offering, the “Underlier”) as set forth in the table below. You may participate in one or more of the offerings. Each offering has its own terms, and references in this pricing supplement to the Notes, the Underlier or any terms of the Notes apply to each individual offering separately. The performance of the Notes in an offering will not depend upon the performance of the Notes in any other offering.

•	Capped Enhanced Return Potential — If the Final Underlier Value is greater than the Initial Underlier Value, at maturity, investors will receive a return equal to 200% of the Underlier Return, subject to the Maximum Return.

•	Contingent Return of Principal at Maturity — If the Final Underlier Value is less than or equal to the Initial Underlier Value, but is greater than or equal to the Buffer Value, at maturity, investors will receive the principal amount of their Notes. If the Final Underlier Value is less than the Buffer Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value is less than the Initial Underlier Value in excess of the Buffer Percentage.

•	The Notes do not pay interest.

•	Any payments on the Notes are subject to our credit risk.

•	The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Underlier	Bloomberg Ticker	CUSIP	Maximum Return	Buffer Percentage	Initial Estimated Value	Price to Public(1)	Underwriting Discounts and Commissions(1)	Proceeds to Royal Bank of Canada
Common stock of Amazon.com, Inc. (the “AMZN Stock”)	AMZN UW	78017KGA4	At least 19.75%	10%	$915.50 to $965.50	100.00%	2.00%	98.00%
Class A common stock of Alphabet Inc. (the “GOOGL Stock”)	GOOGL UW	78017KGC0	At least 19.50%	10%	$916.50 to $966.50	100.00%	2.00%	98.00%
Common stock of NVIDIA Corporation (the “NVDA Stock”)	NVDA UW	78017KGD8	At least 29.50%	20%	$914.50 to $964.50	100.00%	2.00%	98.00%
Invesco QQQ TrustSM, Series 1 (the “QQQ Fund”)	QQQ UQ	78017KFZ0	At least 11.25%	10%	$917.50 to $967.50	100.00%	2.00%	98.00%

(1) We or one of our affiliates may pay varying selling concessions of up to $20.00 per $1,000 principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $980.00 and $1,000.00 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be within the range set forth above per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement, underlying supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Specific Terms for Each Offering:	Each offering has its own terms, as set forth below and on the cover page of this pricing supplement, and the terms for each offering will be finalized on the Trade Date. We refer to each of the AMZN Stock, the OOGL Stock and the NVDA Stock as a “Stock Underlier.”
	Underlier	Initial Underlier Value(1)	Buffer Value(2)
	AMZN Stock	$	$ , which is 90% of the Initial Underlier Value
	GOOGL Stock	$	$ , which is 90% of the Initial Underlier Value
	NVDA Stock	$	$ , which is 80% of the Initial Underlier Value
	QQQ Fund	$	$ , which is 90% of the Initial Underlier Value
(1) The closing value of the Underlier on the Trade Date
(2) Rounded to two decimal places
Trade Date:	December 20, 2024
Issue Date:	December 26, 2024
Valuation Date:*	February 20, 2026
Maturity Date:*	February 25, 2026
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•   If the Final Underlier Value is greater than the Initial Underlier Value, an amount equal to:

$1,000 + ($1,000 × the lesser of (a) Underlier Return × Participation Rate and (b) Maximum Return)

•   If the Final Underlier Value is less than or equal to the Initial Underlier Value, but is greater than or equal to the Buffer Value: $1,000

•   If the Final Underlier Value is less than the Buffer Value, an amount equal to:

$1,000 + [$1,000 × (Underlier Return + Buffer Percentage)]

If the Final Underlier Value is less than the Buffer Value, you will lose some or a substantial portion of your principal amount at maturity. All payments on the Notes are subject to our credit risk.

Participation Rate:	200% (subject to the Maximum Return)
Maximum Return:	As specified on the cover page of this pricing supplement, subject to determination on the Trade Date
Buffer Percentage:	As specified on the cover page of this pricing supplement
P-2	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier
Underlier Return:	The Underlier Return, expressed as a percentage, is calculated using the following formula: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Final Underlier Value:	The closing value of the Underlier on the Valuation Date
Calculation Agent:	RBCCM

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-3	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1A dated May 16, 2024. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier

HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Underlier, based on a hypothetical Buffer Value of 90% of the Initial Underlier Value, the Participation Rate of 200%, a hypothetical Maximum Return of 12% (the actual Maximum Return for each offering will be determined on the Trade Date) and a hypothetical Buffer Percentage of 10%. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Underlier Return	Payment at Maturity per $1,000 Principal Amount of Notes	Payment at Maturity as Percentage of Principal Amount
50.00%	$1,120.00	112.000%
40.00%	$1,120.00	112.000%
30.00%	$1,120.00	112.000%
20.00%	$1,120.00	112.000%
10.00%	$1,120.00	112.000%
6.00%	$1,120.00	112.000%
5.00%	$1,100.00	110.000%
2.00%	$1,040.00	104.000%
0.00%	$1,000.00	100.000%
-5.00%	$1,000.00	100.000%
-10.00%	$1,000.00	100.000%
-20.00%	$900.00	90.000%
-30.00%	$800.00	80.000%
-40.00%	$700.00	70.000%
-50.00%	$600.00	60.000%
-60.00%	$500.00	50.000%
-70.00%	$400.00	40.000%
-80.00%	$300.00	30.000%
-90.00%	$200.00	20.000%
-100.00%	$100.00	10.000%

Example 1 —	The value of the Underlier increases from the Initial Underlier Value to the Final Underlier Value by 2%.
	Underlier Return:	2%
	Payment at Maturity:	$1,000 + ($1,000 × the lesser of (a) 2% × 200% and (b) 12%) = $1,000 + ($1,000 × the lesser of (a) 4% and (b) 12%) = $1,000 + ($1,000 × 4%) = $1,000 + $40 = $1,040

In this example, the payment at maturity is $1,040 per $1,000 principal amount of Notes, for a return of 4%.

Because the Final Underlier Value is greater than the Initial Underlier Value, investors receive a return equal to 200% of the Underlier Return, subject to the Maximum Return of 12%.

P-5	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier
Example 2 —	The value of the Underlier increases from the Initial Underlier Value to the Final Underlier Value by 20%, resulting in a return equal to the Maximum Return.
	Underlier Return:	20%
	Payment at Maturity:	$1,000 + ($1,000 × the lesser of (a) 20% × 200% and (b) 12%) = $1,000 + ($1,000 × the lesser of (a) 40% and (b) 12%) = $1,000 + ($1,000 × 12%) = $1,000 + $120 = $1,120

In this example, the payment at maturity is $1,120 per $1,000 principal amount of Notes, for a return of 12%, which is the Maximum Return.

This example illustrates that investors will not receive a return at maturity in excess of the Maximum Return. Accordingly, the return on the Notes may be less than the return of the Underlier.

Example 3 —	The value of the Underlier decreases from the Initial Underlier Value to the Final Underlier Value by 5% (i.e., the Final Underlier Value is below the Initial Underlier Value but above the Buffer Value).
	Underlier Return:	-5%
	Payment at Maturity:	$1,000

In this example, the payment at maturity is $1,000 per $1,000 principal amount of Notes, for a return of 0%.

Because the Final Underlier Value is greater than the Buffer Value, investors receive a full return of the principal amount of their Notes.

Example 4 —	The value of the Underlier decreases from the Initial Underlier Value to the Final Underlier Value by 50% (i.e., the Final Underlier Value is below the Buffer Value).
	Underlier Return:	-50%
	Payment at Maturity:	$1,000 + [$1,000 × (-50% + 10%)] = $1,000 – $400 = $600

In this example, the payment at maturity is $600 per $1,000 principal amount of Notes, representing a loss of 40% of the principal amount.

Because the Final Underlier Value is less than the Buffer Value, investors do not receive a full return of the principal amount of their Notes.

Investors in the Notes could lose some or a substantial portion of the principal amount of their Notes at maturity.

P-6	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Substantial Portion of the Principal Amount at Maturity — If the Final Underlier Value is less than the Buffer Value, you will lose 1% of the principal amount of your Notes for each 1% that the Final Underlier Value is less than the Initial Underlier Value in excess of the Buffer Percentage. You could lose some or a substantial portion of your principal amount at maturity.

•	Your Potential Return at Maturity Is Limited — Your return on the Notes will not exceed the Maximum Return, regardless of any appreciation in the value of the Underlier, which may be significant. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Underlier.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Underlier on the dates specified. You will not benefit from any more favorable value of the Underlier determined at any other time.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. Moreover, the Notes may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a Note. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary

P-7	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier

market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Underlier, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the value of the Underlier and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Underlier” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

P-8	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier

Risks Relating to the Underliers

This “—Risks Relating to the Underliers” section described the risks associated with the Underlier for each offering (for purposes of this section, each, an “Underlier”). Risks described below that relate only to a specific Underlier or to specific Underliers are relevant only to the Notes linked to that Underlier or to one of those Underliers. References to the “Notes” in this section should be read accordingly.

•	You Will Not Have Any Rights to Any Underlier or the Securities Composing the QQQ Fund — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any Underlier or the securities composing the QQQ Fund.

•	The QQQ Fund and the Underlying Index Are Different — The performance of the QQQ Fund will not exactly replicate the performance of the Underlying Index (as defined below). The QQQ Fund is subject to management risk, which is the risk that the investment strategy for the QQQ Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. The QQQ Fund’s investment adviser may have the right to use a portion of the QQQ Fund’s assets to invest in securities or other assets or instruments, including derivatives, that are not included in the Underlying Index. In addition, unlike the Underlying Index, the QQQ Fund will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

The performance of the QQQ Fund may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the QQQ Fund and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the QQQ Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the QQQ Fund and the liquidity of the QQQ Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the QQQ Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the QQQ Fund. As a result, under these circumstances, the market value of the QQQ Fund may vary substantially from the net asset value per share of the QQQ Fund.

•	The Notes Are Subject to Risks Relating to Non-U.S. Securities with Respect to the QQQ Fund — Because some of the equity securities composing the QQQ Fund are issued by non-U.S. issuers, an investment in the Notes involves risks associated with the home countries of those issuers. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	We May Accelerate the Notes Linked to the QQQ Fund If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or the QQQ Fund or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law-event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of Notes—Change-in-Law Events” in the accompanying product supplement.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting an Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of any affected Underlier. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-9	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier
•	Adjustments to the QQQ Fund or to the Underlying Index Could Adversely Affect Any Payments on the Notes — The investment adviser of the QQQ Fund may add, remove or substitute the component securities held by the QQQ Fund or make changes to its investment strategy, and the sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index, may make other methodological changes to the Underlying Index that could affect its performance or may discontinue or suspend calculation and publication of the Underlying Index. Any of these actions could adversely affect the value of the QQQ Fund and, consequently, the value of the Notes.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain events with respect to an Underlier that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of that Underlier. However, the Calculation Agent might not make adjustments in response to all such events that could affect an Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — If the QQQ Fund is delisted or terminated, the Calculation Agent may select a successor fund. In addition, upon the occurrence of certain reorganization or other events affecting an Underlier, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of that Underlier upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of that Underlier, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the affected Underlier and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” and “General Terms of the Notes—Reference Stocks and Funds—Discontinuation of, or Adjustments to, a Fund” in the accompanying product supplement.

P-10	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier

INFORMATION REGARDING THE UNDERLIERS

Each Stock Underlier is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of each Stock Underlier can be located on a website maintained by the SEC at https://www.sec.gov by reference to that issuer’s SEC file number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Stock Underlier	Exchange Ticker	Exchange	SEC File Number
AMZN Stock	AMZN	Nasdaq Stock Market	000-22513
GOOGL Stock	GOOGL	Nasdaq Stock Market	001-37580
NVDA Stock	NVDA	Nasdaq Stock Market	000-23985

According to publicly available information:

•	Amazon.com, Inc. serves consumers through its online and physical stores; manufactures and sells electronic devices; develops and produces media content; offers subscription services; offers programs that enable sellers to sell their products in its stores and to fulfill orders using its services; offers developers and enterprises a set of technology services, including compute, storage, database, analytics and machine learning and other services; offers programs that allow authors, independent publishers, musicians, filmmakers, Twitch streamers, skill and app developers and others to publish and sell content; and provides advertising services to sellers, vendors, publishers, authors and others, through programs such as sponsored ads, display and video advertising.

•	Alphabet Inc. is a collection of businesses, the largest of which is Google, which (i) offers products and platforms through which it generates revenues primarily by delivering both performance advertising and brand advertising and (ii) provides cloud services to businesses.

•	NVIDIA Corporation is a full-stack computing infrastructure company with data-center-scale offerings whose full-stack includes the CUDA programming model that runs on all of its graphics processing units (GPUs), as well as domain-specific software libraries, software development kits and Application Programming Interfaces.

According to publicly available information, the QQQ Fund is a registered investment company that seeks to track the investment results, before fees and expenses, of the Nasdaq-100 Index® (with respect to the QQQ Fund, the “Underlying Index”). The Underlying Index is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the QQQ Fund, see “Exchange-Traded Funds—The Invesco QQQ TrustSM, Series 1” in the accompanying underlying supplement.

P-11	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier

Historical Information

The following graphs set forth historical closing values of the Underlier for each offering for the period from January 1, 2014 to December 17, 2024. Each red line represents a hypothetical Buffer Value based on the closing value of the Underlier on December 17, 2024. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Underlier will result in the return of all of your initial investment.

Common Stock of Amazon.com, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier

Class A Common Stock of Alphabet Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-13	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier

Common Stock of NVIDIA Corporation

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-14	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier

Invesco QQQ TrustSM, Series 1

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-15	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Notes should be treated as short-term capital gain or loss unless you have held the Notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

Even if the treatment of the Notes as prepaid financial contracts is respected, purchasing a Note linked to the QQQ Fund could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the Note would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Note, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the Notes.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Notes.

P-16	RBC Capital Markets, LLC

Capped Enhanced Return Buffer Notes, Each Linked to a Different Underlier

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this pricing supplement. We or one of our affiliates may pay the underwriting discount as set forth on the cover page of this pricing supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.

P-17	RBC Capital Markets, LLC